CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated C. Tim Cassels and R. Blair Reynolds, or either of them, to execute and file on behalf of the undersigned all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of AMERICANWEST BANCORPORATION.
Unless earlier revoked by the undersigned in writing, the authority granted pursuant to this Statement shall continue until such time as the undersigned is no longer required to file Forms 3, 4 or 5 with regard to securities of AMERICANWEST
BANCORPORATION. The undersigned understands and acknowledges that neither of the authorized persons set forth above nor AMERICANWEST BANCORPORATION is assuming any responsibility of the undersigned to comply with Section 16 of the Securities Exchange
Act of 1934.

Dated this 27th day of January, 2005.

/s/Donald H. Livingstone